UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  June 30, 2009
(Date of earliest event reported)

DCAP GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1158 Broadway, Hewlett, NY	11557
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 374-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Sale of Pennsylvania Stores

Effective June 30, 2009, DCAP Group, Inc. (the “Company” or “DCAP”) sold all of the outstanding stock of the subsidiary that operated its three remaining Pennsylvania stores to Barry Lefkowitz.  The purchase price for the stock was $397,030 which was paid by delivery of two promissory notes, one in the principal amount of $238,218 and payable with interest at the rate of 9.375% per annum in 120 equal monthly installments, and the other in the principal amount of $158,812 and payable with interest at the rate of 6% per annum in 60 monthly installments commencing August 10, 2011 (with interest only being payable prior to such date).

Commercial Mutual Insurance Company Conversion

Effective July 1, 2009, the Commercial Mutual Insurance Company (“CMIC”) Plan of Conversion (the “Plan”), providing for the conversion of CMIC from an advance premium cooperative to a stock property and casualty insurance company became effective.  Pursuant to the Plan, the Company has acquired a 100% equity interest in CMIC in consideration of the conversion of its $3,750,000 principal amount of surplus notes of CMIC.  In addition, the Company forgave all accrued and unpaid interest on the surplus notes as of the date of conversion.

Name Changes; Symbol Change

CMIC is now operating under the name “Kingstone Insurance Company.”  DCAP’s name has been changed to “Kingstone Companies, Inc.”, as previously approved by its shareholders.  The new NASDAQ trading symbol for Kingstone Companies, Inc. is “KINS”.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits:

2.1	Stock Purchase Agreement, dated as of June 30, 2009, by and between Barry Lefkowitz and Blast Acquisition Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCAP GROUP, INC.
July 1, 2009	By: /s/ Barry B. Goldstein Barry B. Goldstein President